Exhibit 4.3
EXECUTION VERSION

COLLATERAL AGREEMENT
made by
CLEARWIRE COMMUNICATIONS LLC
and certain of its Subsidiaries
in favor of
Wilmington Trust FSB,
as Collateral Agent
Dated as of November 24, 2009

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Page
SECTION 7. MISCELLANEOUS	25

7.1. Amendments in Writing	25
7.2. Notices	25
7.3. No Waiver by Course of Conduct; Cumulative Remedies	25
7.4. Waivers	25
7.5. Enforcement Expenses; Indemnification	25
7.6. FCC Compliance	26
7.7. Successors and Assigns	28
7.8. Set-Off	28
7.9. Counterparts	28
7.10. Severability	28
7.11. Section Headings	28
7.12. Integration	28
7.13. GOVERNING LAW	29
7.14. Submission To Jurisdiction; Waivers	29
7.15. Acknowledgements	29
7.16. Additional Grantors	30
7.17. Releases	30
7.18. WAIVER OF JURY TRIAL	30
7.19. Other Pari Passu Lien Obligations	31

SCHEDULES

Schedule l Notice Addresses
Schedule 2 Pledged Stock
Schedule 3 Perfection Matters
Schedule 4 Jurisdictions of Organization and Chief Executive Offices
Schedule 5 Intellectual Property

ANNEXES

Annex I Assumption Agreement
Annex II Other Pari Passu Lien Secured Party Consent

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          COLLATERAL AGREEMENT, dated as of November 24, 2009, among CLEARWIRE COMMUNICATIONS LLC (the “Company”), CLEARWIRE FINANCE, INC. (“Finance Co” and together with the Company, the “Issuers”), all of the other Subsidiaries of the Issuers listed on Annex A hereto or that become a party hereto pursuant to Section 7.16 hereof (each such subsidiary being a “Guarantor” and, the Guarantors, Finance Co and the Company are referred to collectively as the “Grantors”), and Wilmington Trust FSB, as collateral agent (the “Collateral Agent”), pursuant to an indenture, dated as of November 24, 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among the Issuers, each Guarantor, and Wilmington Trust FSB, as trustee (the “Trustee”) on behalf of the holders of the Notes (as defined below) (the “Holders”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture, unless the context otherwise requires.
W I T N E S S E T H:
          WHEREAS, pursuant to the Indenture, the Company has issued, or will issue $1,600 million principal amount of 12% senior secured notes due 2015 (together with the Rollover Notes and any Additional Notes issued pursuant to the Indenture, the “Notes”) upon the terms and subject to the conditions set forth therein;
          WHEREAS, pursuant to the Indenture each Guarantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Trustee, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;
          WHEREAS, the Trustee has been appointed to serve as Collateral Agent under the Indenture and, in such capacity, to enter into this Agreement;
          WHEREAS, following the date hereof, if not prohibited by the Indenture, the Grantors may incur Other Pari Passu Lien Obligations which are secured equally and ratably with the Grantors’ obligations in respect of the Notes in accordance with Section 7.19 of this Agreement;
          WHEREAS, each Grantor will derive substantial direct and indirect benefits from the execution, delivery and performance of the obligations under the Indenture, the Notes and any Other Pari Passu Lien Obligations and each is, therefore, willing to enter into this Agreement;
          WHEREAS, this Agreement is made by the Grantors in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance in full when due of the Obligations;
          WHEREAS, each Grantor is a Domestic Subsidiary of the Company; and
          NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent to enter into the Indenture and induce the Holders to purchase the Notes, each of the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

          SECTION 1. DEFINED TERMS
          1.1. Definitions.
          (a) Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Documents, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Payment Intangibles and Supporting Obligations.
          (b) The following terms shall have the following meanings:
     “Agreement”: this Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
     “Applicable Authorized Representative”: the collateral agent (or other authorized representative) representing the series of Indebtedness secured hereby with the greatest outstanding aggregate principal amount, it being understood that all Notes issued under the Indenture shall be considered a single series of Indebtedness.
     “Authorized Representative”: any duly authorized representative of any holder of Other Pari Passu Lien Obligations under any Other Pari Passu Lien Agreement designated as “Authorized Representative” for such holder in an Other Pari Passu Lien Secured Party Consent delivered to the Collateral Agent.
     “Collateral”: as defined in Section 2.2.
     “Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 5.3.
     “Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office listed in Schedule 5, and (ii) the right to obtain all renewals thereof.
     “Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those agreements listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to distribute and reproduce materials derived from any Copyright.
     “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

     “Discharge of Obligations”: shall mean both (i) in the case of the Indenture, the discharge or defeasance of the Indenture in accordance with Sections 401, 1302 and 1303 thereof and (ii) in the case of each Other Pari Passu Lien Agreement, the repayment of the Other Pari Passu Lien Obligations under such agreement or such other event which entitles the Grantors to obtain a release of the Liens securing such Other Pari Passu Lien Obligations under the Security Documents.
     “Excluded Assets”: (A) any application for registration of a Trademark filed in the United States Patent and Trademark Office on an intent-to-use basis to the extent that the grant of a security interest in any such Trademark application would adversely affect the validity or enforceability or result in cancellation of such Trademark application, provided, however, that such Trademark applications shall be considered Collateral upon the filing of a Statement of Use or an Amendment to Allege Use has been filed and accepted in the United States Patent and Trademark Office, (B) real property (other than any goods that are fixtures), (C) any contract, Copyright License, Patent License or Trademark License, in each case to the extent the grant by the relevant Grantor of a security interest pursuant to this Agreement in such Grantor’s right, title and interest in such property (i) is prohibited by any contract, agreement, instrument, indenture existing on the Issue Date (or in the case of assets acquired after the Issue Date, existing at the time of acquisition to the extent such prohibition was not imposed in contemplation of such acquisition) or Requirement of Law of any Governmental Authority governing such property, (ii) would give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder, or (iii) is permitted only with the consent of another party (including, without limitation, consent of any Governmental Authority), if such consent has not been obtained; (D) any FCC Licenses or Spectrum Leases to the extent the grant by the relevant Grantor of a security interest therein pursuant to this Agreement is prohibited by the Communications Act of 1934, as amended, and the rules, regulations, and policies promulgated thereunder by the Federal Communications Commission, including (a) restrictions on granting security interests in FCC License Rights, as discussed more fully in Section 7.6, and (b) requirement of the prior approval of the FCC, as discussed more fully in Section 7.6; provided, that none of the following property shall be Excluded Assets: (1) any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture set out in the foregoing clauses (C) (i) through (iii) and (D) and (2) in the case of the exclusions set forth in clause (D), any rights incident or appurtenant to the FCC Licenses and Spectrum Leases, any proceeds of FCC Licenses or Spectrum Leases, and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment, transfer, or other disposition of the FCC Licenses or Spectrum Leases, and the right to exercise rights and actions against the lessor, licensor or other party to the Spectrum Lease; (E) property subject to Liens existing on the Issue Date (after giving effect to the issuance of Notes and the use of proceeds therefrom as described in the offering memorandum dated November 18, 2009 and other than Liens securing the Obligations under the Indenture) or Liens permitted under clause (6) of the definition of “Permitted Liens” in the Indenture to the extent any agreement governing purchase money Liens or Capital Lease Obligations with respect to such property contains a negative pledge clause that prohibits a grant by the relevant Grantor of a security interest for the benefit of the

Secured Parties pursuant to this Agreement in such Grantor’s right, title and interest in such property; (F) Vehicles; (G) Capital Stock and assets of Unrestricted Subsidiaries and of any Foreign Subsidiaries, (H) Capital Stock of joint ventures if the pledge of such stock would cause a breach or default or require a consent that has not been obtained, in each case under the terms of any agreement as in effect on the Issue Date (or in the case of joint ventures entered into after the Issue Date, in effect at the time of Investment in such joint venture to the extent the relevant prohibition was not imposed in contemplation of avoiding the Liens in favor of noteholders) of such joint venture and (J) cash provided by any Federal Grant Program and any assets (other than Spectrum Assets) acquired solely with such cash, in each case to the extent such funds and assets are prohibited from being pledged or otherwise encumbered pursuant to the rules and regulations of such Federal Grant Program.
     “Final Date” shall mean the date upon which there has been a Discharge of Obligations with respect to the Indenture and each Other Pari Passu Lien Agreement.
     “Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.
     “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, and the Trademarks, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Stock.
     “Material Adverse Effect”: a material adverse effect on (a) the business, properties, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other material Note Document or the material rights or remedies of the Collateral Agent or the Secured Parties hereunder or thereunder or (c) the ability of the Grantors, taken as a whole, to perform the obligations under the Note Documents.
     “New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

     “Notes Obligations” shall mean the collective reference to (i) all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Grantor at the rate provided for in the respective documentation, whether or not such claim for post-petition interest is allowed in any such proceeding)) owing to the Collateral Agent, the Trustee and the Holders under the Notes, the Indenture and the other Note Documents and the due performance and compliance by the Grantors with all of the terms, conditions and agreements contained in the Notes, the Indenture and the other Note Documents; (ii) any and all sums advanced by the Collateral Agent at its sole discretion in accordance with the Indenture or any of the other Note Documents in order to preserve the Collateral or preserve its security interest in the Collateral; (iii) in the event of any proceedings for the collection or enforcement of any indebtedness, obligations, or liabilities of the Grantors referred to in clause (i) above, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs.
     “Obligations”: the collective reference to the Notes Obligations and the Other Pari Passu Lien Obligations.
     “Other Pari Passu Lien Agreement”: shall mean any indenture, credit agreement or other agreement, if any, pursuant to which any Grantor has or will incur Other Pari Passu Lien Obligations; provided that, in each case, the Indebtedness thereunder has been designated as Other Pari Passu Lien Obligations pursuant to and in accordance with Section 7.19.
     “Other Pari Passu Lien Secured Party Consent” shall mean a consent in the form of Annex II to this Agreement executed by the Authorized Representative of any holders of Other Pari Passu Lien Obligations pursuant to Section 7.19.
     “Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, and all reissues and extensions thereof, including, without limitation, any letters patent of the United States listed in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any applications for letters patent of the United States listed in Schedule 5, and (iii) all rights to obtain any reissues or extensions of the foregoing.
     “Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.
     “Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person (other than Excluded Assets) that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that

Pledged Stock shall not include the Capital Stock of (i) Unrestricted subsidiaries, (ii) any Foreign Subsidiary, (iii) Finance Co and (iv) joint ventures if the pledge of such Capital Stock would cause a breach or default or require a consent that has not been obtained, in each case under the terms of any agreement as in effect on the Issue Date (or in the case of joint ventures entered into after the Issue Date, in effect at the time of Investment in such joint venture to the extent the relevant prohibition was not imposed in contemplation of avoiding the Liens in favor of the Holders of Notes) of such joint venture.
     “Pledged Stock Issuers”: the collective reference to each issuer of any Pledged Stock.
     “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
     “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
     “Required Secured Parties” shall mean the holders of a majority in an aggregate outstanding principal amount of (i) the Notes, subject in all cases to Section 902 of the Indenture, and (ii) any Indebtedness constituting Other Pari Passu Lien Obligations, in each case, excluding for all purposes of this definition any holder of such debt whose vote is required to be disregarded under the Indenture or the applicable Other Pari Passu Lien Agreement.
     “Secured Parties”: shall mean (i) the Holders; (ii) the Trustee, (iii) the Collateral Agent, (iv) the holders of any Other Pari Passu Lien Obligation, (v) any Authorized Representative; (vi) the beneficiaries of each indemnification obligation undertaken by the Issuers or the Guarantors under any Note Document and (vii) any successors, indorsees, transferees and assigns of each of the foregoing.
     “Securities Act”: the Securities Act of 1933, as amended.
     “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any registrations and applications in respect of the foregoing in the United States Patent and Trademark Office listed in Schedule 5, and (ii) the right to obtain all renewals thereof.

     “Trademark License”: any written agreement providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing agreements listed in Schedule 5.
     “Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, all tires and other appurtenances to any of the foregoing.
     1.2. Other Definitional Provisions.
          (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
          (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
          SECTION 2. GRANT OF SECURITY INTEREST
          Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:
(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Deposit Accounts;

(d)	all Documents;

(e)	all Equipment;

(f)	all General Intangibles;

(g)	all Instruments;

(h)	all Intellectual Property;

(i)	all Inventory;

(j)	all Investment Property;

(k)	all Letter-of-Credit Rights;

(l)	all Goods;

(m)	all FCC License Rights;

(n)	all books and records pertaining to the Collateral;
     (o) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing, all Supporting Obligations in respect of any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; and
provided, that the Collateral shall not include the Excluded Assets.
          Notwithstanding anything herein to the contrary, no Grantor shall be required to take any actions to perfect the security interest in any Collateral granted hereunder, other than (i) the filings of the financing statements (but not “fixture filings,” as such term is defined in the UCC) in the jurisdiction of organization of such Grantor and (ii) filings with the United States Patent and Trademark Office and United States Copyright Office.
          SECTION 3. REPRESENTATIONS AND WARRANTIES
          To induce the Collateral Agent to enter into the Indenture and to induce the Holders to purchase the Notes, each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:
          3.1. Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Indenture and each Other Pari Passu Lien Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned, in-licensed or developed by a Grantor to the extent permitted by the Indenture. For purposes of this Agreement and the other Note Documents, any licenses resulting from such licensing activity, and any existing licenses granted in the ordinary course, shall not constitute a “Lien” on such Intellectual Property. Each of the Collateral Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease, license, assign or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

          3.2. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 3 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly executed form) within the time periods prescribed under applicable law, will constitute valid perfected security interests (to the extent such matter is governed by laws of the United States or a jurisdiction therein) in all of the Collateral (to the extent that a security interest therein may be perfected by the filing of Uniform Commercial Code financing statements and such other filings specified on Schedule 3) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except to the extent otherwise permitted by the Indenture and each Other Pari Passu Lien Agreement; except that additional filings may be required to grant a valid perfected first priority security interest in any Intellectual Property acquired after the date hereof.
          3.3. Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Collateral Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.
          3.4. Investment Property.
          (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Pledged Stock Issuer owned by such Grantor and such shares are uncertificated.
          (b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.
          (c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.
          3.5. Intellectual Property.
          (a) Schedule 5 lists all issuances, registrations and applications in respect of Intellectual Property owned by such Grantor in its own name on the date hereof.
          (b) On the date hereof, all Intellectual Property owned by such Grantor listed on Schedule 5 (i) is subsisting, unexpired and has not been abandoned and, to the knowledge of such Grantor, is valid and enforceable, and (ii) to the knowledge of such Grantor, does not infringe any Intellectual Property rights of any other Person, except as could not reasonably be expected to have a Material Adverse Effect.
          (c) Except as set forth in Schedule 5, on the date hereof, none of the Intellectual Property listed on Schedule 5, is the subject of any Copyright License, Trademark License or Patent License pursuant to which such Grantor is the licensor.
          SECTION 4. COVENANTS
          Each Grantor covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full and the Commitments terminated (other than contingent indemnity obligations not due and payable):
          4.1. Covenants in Indenture. In the case of each Grantor, such Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.
          4.2. Maintenance of Insurance.
          (a) Such Grantor will maintain insurance policies in accordance with the Indenture.
          (b) The Issuers shall deliver to the Collateral Agent a report of a reputable insurance broker with respect to such insurance substantially concurrently with the delivery by the Company to the Collateral Agent of its audited financial statements for each fiscal year.
          4.3. Maintenance of Perfected Security Interest; Further Documentation.
          (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3, to the extent required herein, and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Indenture and/or the Note Documents to dispose of the Collateral and permitted Liens under the Indenture.
          (b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor as the Collateral Agent may reasonably request, all in reasonable detail.
          (c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted; provided that other than as required pursuant to Section 1018 of the Indenture in no event shall any Grantor be required to perfect any Lien by means other than the making of filings, registrations or recordings required for perfection under the laws of the United States or any jurisdiction thereof, to the extent required by the terms hereof. In furtherance of the foregoing, no Grantor shall be required to deliver share certificates or to enter into control agreements.
          (d) Promptly following the acquisition by an Issuer or any Subsidiary Guarantor of any After-Acquired Property constituting Collateral under this Agreement, such Issuer or such Subsidiary Guarantor shall take all necessary action so that the security interest in such Collateral is perfected to the extent required by this Agreement and the other Security Documents.
          4.4. Changes in Name, etc.
          (a) No Spectrum Entity that is a Domestic Subsidiary shall change its jurisdiction of formation to any jurisdiction outside the United States.
          (b) The Issuers will furnish to the Collateral Agent, with respect to any Grantor, promptly (and in any event within 30 days of such change) written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) organizational identification number. The Grantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required hereunder or under the other Security Documents in order for the Collateral Agent to be made subject to the Lien of the Collateral Agent hereunder or under the other Security Documents in the manner and to the extent required by the Indenture or any of the Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Security Documents. The Issuers also agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged, destroyed or condemned.
          (c) Each year, within 120 days after the end of the preceding fiscal year, the Issuers shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the schedules required by the Security Documents or confirming that there has been no change in such information since the date of the prior annual financial statements.
          4.5. Notices. Each Grantor will advise the Collateral Agent and the Secured Parties promptly, in reasonable detail, of:
     (a) any Lien (other than security interests created hereby or Liens permitted under the Indenture and each Other Pari Passu Lien Agreement) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and
     (b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby, including priority of such security interest as applicable.

          4.6. Investment Property.
          (a) After the occurrence and during the continuation of an Event of Default, upon Collateral Agent’s written request, any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Pledged Stock Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property, or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Pledged Stock Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations. Notwithstanding the foregoing, the Grantors shall not be required to pay over to the Collateral Agent or deliver to the Collateral Agent as Collateral (A) any proceeds of any liquidation or dissolution of any Pledged Stock Issuer, or any distribution of capital or property in respect of any Investment Property, to the extent that (i) such liquidation, dissolution or distribution, if treated as a Disposition of the relevant Pledged Stock Issuer, would be permitted by the Indenture and (ii) the proceeds thereof are applied in accordance with the Indenture or (B) distributions permitted under the Indenture.
          (b) Such Grantor will not (i) vote to enable, or take any other action to permit, any Pledged Stock Issuer to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of any Pledged Stock Issuer, unless such securities that are issued to such Grantor are delivered to the Collateral Agent, concurrently with the issuance thereof, to be held by the Collateral Agent as Collateral, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Pledged Stock or Proceeds thereof (except pursuant to a transaction expressly permitted by the Indenture), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Stock or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or as permitted under the Indenture, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Pledged Stock or Proceeds thereof or (v) deliver certificates representing Pledged Stock to any Person to perfect a Permitted Lien, other than to the Collateral Agent.
          (c) In the case of each Grantor which is a Pledged Stock Issuer, such Pledged Stock Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.6(a) with respect to the Pledged Stock issued by it and (iii) the terms of Sections 5.2(c) and 5.6 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Pledged Stock issued by it.

          (d) In the case of each Grantor which is a Pledged Stock Issuer, such Pledged Stock Issuer that is a partnership or a limited liability company (i) confirms that none of the terms of any equity interest issued by it provides that such equity interest is a “security” within the meaning of Sections 8-102 and 8-103 of the New York UCC (a “Security”), (ii) agrees that it will take no action to cause or permit any such equity interest to become a Security, (iii) agrees that it will not issue any certificate representing any such equity interest and (iv) agrees that if, notwithstanding the foregoing, any such equity interest shall be or become a Security, such Pledged Stock Issuer (x) will (and the Grantor that holds such equity interest hereby instructs such Pledged Stock Issuer to) comply with instructions originated by the Collateral Agent without further consent by such Grantor and (y) hereby covenants and agrees not to deliver any stock certificates or other instruments representing such Security to any Person other than the Collateral Agent.
          4.7. Intellectual Property.
          (a) Such Grantor, either itself or through licensees, will (i) as deemed necessary in such Grantor’s reasonable business judgment, continue to use each material U.S. Trademark in connection with each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use in the United States, (ii) maintain as in the past the quality of products and services offered under such material Trademark in the United States, (iii) use such material Trademark with the appropriate notice of registration and all other notices and legends required by applicable requirements of law in the United States, (iv) not adopt or use any new mark or any mark in the United States which is confusingly similar or a colorable imitation of such Trademark unless such mark shall be considered Collateral and subject to the terms of this Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such material Trademark may become abandoned, invalidated or impaired in any material respect in the United States other than as set forth in (i) above.
          (b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material U.S. issued Patent could reasonably be expected to become forfeited, abandoned or dedicated to the public, other than through expiration of any statutory term.
          (c) Such Grantor (either itself or through licensees) (i) will not (and will not permit any licensee or sublicense thereof) do any act or knowingly omit to do any act whereby any material portion of any of the material U.S. Copyrights may become invalided or otherwise impaired, and (ii) will not (either itself or through licensees) do any act whereby any material portion of any of the material U.S. Copyrights may fall into the public domain, other than through expiration of any statutory term.
          (d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person in the United States.

          (e) Such Grantor will notify the Collateral Agent and the Secured Parties immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property in the United States may become forfeited, abandoned or dedicated to the public, or of any adverse determination in the United States other than routine initial refusals to register that call for a response (including, without limitation, the institution against Grantor of, or any such determination in, any proceeding in the United States Patent and Trademark Office or the United States Copyright Office) regarding such Grantor’s ownership of, or the validity of, any material U.S. Intellectual Property owned by such Grantor or such Grantor’s right to register the same or to own and maintain the same in the United States.
          (f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor shall report such filing to the Collateral Agent as promptly as reasonably practicable after the last day of the fiscal quarter in which such filing occurs and execute and deliver, and have recorded with the United States Patent and Trademark Office and United States Copyright Office, as applicable, any and all agreements, instruments, documents, and papers as are necessary or as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ security interest in any Copyright, Patent or Trademark that is the subject of such application.
          (g) Such Grantor will, as deemed necessary in such Grantor’s reasonable business judgment, take all reasonably necessary steps including, without limitation, in any proceeding before the United States Patent and Trademark Office and the United States Copyright Office, to maintain and pursue each application relating to any material Intellectual Property owned by such Grantor (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property owned by such Grantor, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except as provided in Section 4.7(a)(i).
          (h) In the event that any Grantor knows, or has reason to know, that any material Intellectual Property owned by such Grantor is being infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate in its reasonable business judgment under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is deemed by such Grantor to be of material economic value, as promptly as reasonably practicable notify the Collateral Agent after it learns thereof and, if Grantor reasonably deems such action to be appropriate in its reasonable business judgment under the circumstances, sue for infringement, misappropriation, dilution or other violation (as the case may be), seek injunctive relief , and recover any and all damages for such infringement, misappropriation, dilution or other violation or settle such action.

          SECTION 5. REMEDIAL PROVISIONS
          5.1. Communications with Obligors; Grantors Remain Liable.
          (a) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.
          (b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreement giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
          5.2. Pledged Stock.
          (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.2(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock, in each case paid, to the extent permitted in the Indenture, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or other action taken which would result in any violation of any provision of the Indenture, this Agreement or any other Note Document.
          (b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations in the order set forth in Section 5.4, and (ii) any or all of the Pledged Stock shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Pledged Stock Issuer or Pledged Stock Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Pledged Stock Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor or any other Person to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
          (c) Each Grantor hereby authorizes and instructs each Pledged Stock Issuer of any Pledged Stock pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Pledged Stock Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Stock directly to the Collateral Agent.
          5.3. Proceeds To Be Turned Over to Collateral Agent. If an Event of Default shall occur and be continuing and at the election of Collateral Agent, all Proceeds (x) received by any Grantor in respect of any Collateral and (y) consisting of cash, checks and Instruments, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4; provided that all funds in such Collateral Account shall be promptly released to Grantor upon the cure or waiver of any such Event of Default.
          5.4. Application of Proceeds.
          (a) At such intervals as may be agreed upon by the Issuers and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the following order:
     (i) First, to pay incurred and unpaid fees and expenses and indemnities of the Collateral Agent and the Trustee under the Note Documents;
     (ii) Second, to the extent proceeds remain after the application pursuant to preceding clause (i), pro rata (based on the respective amounts of Obligations described in subclauses (x) and (y) below) to (x) the Trustee, based on the amount of Obligations then outstanding under the Indenture, for application as provided in the Indenture and (y)

each Authorized Representative, based on the amount of Obligations then outstanding under the Other Pari Passu Lien Agreement pursuant to which it is acting as such, for application as provided in such Other Pari Passu Lien Agreement; and
     (iii) Third, any balance of such Proceeds remaining after the Obligations shall have been paid in full shall be paid over to the Company or to whomsoever may be lawfully entitled to receive the same.
          If, despite the provisions of this Section 5.4(a)(ii), any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Section 5.4(a), such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 5.4(a).
          (b) Each of the Secured Parties acknowledges and agrees that notwithstanding the date, time or creation of any Liens securing any of the Obligations under this Agreement or the Security Documents, the Obligations shall be equally and ratably secured by the Liens of this Agreement and the Security Documents and all Liens securing any of the Obligations (and any proceeds received from the enforcement of any such Liens) shall be for the equal and ratable benefit of all Secured Parties and shall be applied as provided in clause (a) above. Each Secured Party, by its acceptance of the benefits hereunder and of the Security Documents, hereby agrees for the benefit of the other Secured Parties that, to the extent any additional or substitute collateral for any of the Obligations is delivered by a Grantor to or for the benefit of any Secured Party, such collateral shall be subject to the provisions of this clause (b).
          (c) Each of the Secured Parties hereby agrees not to challenge or question in any proceeding the validity or enforceability of any Security Document (in each case as a whole or any term or provision contained therein) or the validity of any Lien or financing statement in favor of the Collateral Agent for the benefit of the Secured Parties as provided in this Agreement and the other Security Documents, or the relative priority of any such Lien.
          5.5. Applicable Authorized Representative and Exercise of Remedies. The Applicable Authorized Representative shall direct the Collateral Agent in exercising any right, power, discretionary duty or other remedy available to the Collateral Agent under this Agreement or any Security Document and the other Secured Parties shall not have a right to take any actions with respect to the Collateral. If the Collateral Agent shall not have received appropriate instruction within 10 days of a request therefor from the Applicable Authorized Representative (or such shorter period as reasonably may be specified in such notice or as may be necessary under the circumstances) it may, but shall be under no duty to, take or refrain from taking such action as it shall deem to be in the best interests of the Secured Parties and the Collateral Agent shall have no liability to any Person for such action or inaction.
          5.6. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Parties or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any Secured Parties shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in the order, and only after such application and after the payment provided in Section 5.4(a) by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any Secured Parties arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition or such shorter period as may be otherwise commercially reasonable and proper.
          5.7. Registration Rights.
          (a) Upon acceleration of obligations pursuant to Section 502 of the Indenture, if the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 5.5, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Pledged Stock Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Pledged Stock Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commer cially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of counsel to the Collateral Agent, are necessary or advisable, in order to conform with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use commercially reasonable efforts to cause such Pledged Stock Issuer to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section II(a) of the Securities Act.
          (b) Each Grantor recognizes that the Collateral Agent may be unable to, or may determine in its absolute discretion not to, effect a registration of any or all the Pledged Stock, and may determine to conduct one or more sales thereof to purchasers that would otherwise satisfy the requirements of the Securities Act (for the purposes of this section, a “Permitted Sale”). Each Grantor acknowledges and agrees that any such Permitted Sale may result in prices and other terms less favorable than if such sale were of Pledged Stock registered for public sale under the provisions of the Securities Act or under applicable state securities laws, and, notwithstanding such circumstances or any other circumstances, agrees that any such Permitted Sale shall be deemed to have been made in a commercially reasonable manner regardless of whether the Pledged Stock could have been registered for public sale under the provisions of the Securi ties Act or under applicable state securities laws. In no circumstances shall the Collateral Agent be under any obligation to register Pledged Stock under the provisions of the Securities Act or under applicable state securities laws, even if such Pledged Stock Issuer would agree to do so.
          (c) Each Grantor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable requirements of law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.
          5.8. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Parties to collect such deficiency, subject to Section 1411 of the Indenture.
          SECTION 6. THE COLLATERAL AGENT
          6.1. Collateral Agent’s Appointment as Attorney-in-Fact, etc.
          (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
     (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may determine to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
     (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
     (iv) execute, in connection with any sale provided for in Section 5.5 or 5.6, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
          Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.
     (b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
     (c) The reasonable out-of-pocket expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1 shall be payable by such Grantor to the Collateral Agent within 10 days of demand or directly out of proceeds from any relevant Collateral, at the Collateral Agent’s discretion.
     (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     (e) Notwithstanding anything to the contrary, upon the occurrence of Discharge of Obligations with respect to the Indenture, the Required Secured Parties shall be entitled to appoint a successor Collateral Agent under this Agreement and the other Security Documents.
          6.2. Duty of Collateral Agent.
          (a) The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Secured Parties nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers, rights and discretionary duties conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Parties to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own (or their officers’, directors’, employees’ or agents’) bad faith, gross negligence or willful misconduct. In no event shall the Collateral Agent be liable for any special, exemplary, punitive or consequential damages.

          (b) To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it may be commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by applicable law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to re move Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 6.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent may be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 6.2. Without limitation upon the foregoing, nothing contained in this Section 6.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 6.2.
          6.3. Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement; provided that such authorization will not impose any such duty on the Collateral Agent, such duty to remain with each Grantor. Each Grantor authorizes the Collateral Agent to use the collateral description “all assets of the Debtor whether now owned or hereinafter acquired and all proceeds thereof, other than Excluded Assets” or words of similar effect in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.
          6.4. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
          6.5. Protections of Collateral Agent.
          (a) For all purposes of this Agreement, the Collateral Agent shall not be deemed to have notice or knowledge of any Event of Default or matter hereunder unless written notice of such event is received by the Collateral Agent or an officer of the Collateral Agent responsible for the administration of this Agreement has actual knowledge thereof.
          (b) Except for action expressly required hereunder (excluding circumstances in which the Collateral Agent has the ability but not an affirmative duty to act), nothing in this Agreement or any other Note Document shall be interpreted as giving the Collateral Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of any Lien or security interest in any Collateral or giving the Collateral Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.
          (c) Neither the Collateral Agent nor any of its affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Applicable Authorized Representative or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Collateral Agent nor any of its affiliates, directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement; (ii) the performance or observance of any of the covenants or agreements of a Grantor; (iii) the receipt of items required to be delivered to the Collateral Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Collateral Documents or any other instrument or writing furnished in connection herewith. The Collateral Agent shall not incur any liability solely by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) reasonably believed by it to be genuine or to be signed by the proper party or parties. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document or any other document furnished in connection herewith or therewith in accordance with a written direction or a request of an the Applicable Authorized Representative.
          (d) Any Person into which the Collateral Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust assets as a whole or substantially as a whole, or any Person resulting from any such conversion, merger, consolidation, sale or transfer to which the Collateral Agent is a party, shall (provided it is otherwise qualified to serve as the Collateral Agent hereunder) be and become a successor Collateral Agent hereunder and be vested with all of the title to the Collateral and all of the trusts, powers, discretions, immunities, privileges, estates, properties, rights, duties and obligations as was its predecessor without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto or any other Person, anything herein to the contrary notwithstanding.
          (e) The Collateral Agent shall enjoy all the same rights, protections, indemnities and immunities granted to the Trustee under the Indenture or other Note Documents in addition to those contained in this Agreement and any such provisions are made explicitly a part hereof mutatis mutandis with references to the Trustee therein being deemed to refer to the Collateral Agent without regard to any Discharge of Obligations relating to the Indenture. In furtherance of the foregoing (but without limiting the generality thereof), the Grantors hereby agree to pay the fees, expenses and indemnities of the Collateral Agent on the same terms as the Issuers are obligated to pay such fees, expenses and indemnities pursuant to Section 1411 of the Indenture so long as this Agreement remains in effect and without regard to any Discharge of Obligations relating to the Indenture.
          (f) The Collateral Agent may resign hereunder in accordance with the provisions set forth in Section 1410(g) of the Indenture.
          (g) The Collateral Agent shall not be deemed to have notice or knowledge of any of the facts, events, circumstances, or other matters relating to any Other Pari Passu Lien Agreement, nor shall it have any duty or be liable in any way to monitor, evaluate or verify compliance by any party thereof with any provisions of such Other Pari Passu Lien Agreement or the accuracy of information received by the Collateral Agent from the Applicable Authorized Representative. In any matter relating to the Other Pari Passu Obligations, the Collateral Agent may request and be fully protected in relying upon the statements, certificates, opinions, reports, notices, requests, directions, consents, orders, and other documents provided to the Collateral Agent by the Applicable Authorized Representative without further investigation or verification. The Collateral Agent shall in no event be liable or responsible for the performance of any obligation or duty hereunder to the extent it has requested instruction or other information from the Applicable Authorized Representative that is reasonably necessary to perform such duty hereunder and an appropriate response to such request has not been received.
          (h) The Collateral Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of the Applicable Authorized Representative that is not the Trustee, unless such Applicable Authorized Representative or the holders of Other Pari Passu Lien Obligations have offered to the Collateral Agent reasonable security or indemnity satisfactory to it against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction.

          SECTION 7. MISCELLANEOUS
          7.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Collateral Agent in accordance with Article Nine of the Indenture and in accordance with the terms and conditions of each Other Pari Passu Lien Agreement.
          7.2. Notices. All notices, requests and demands hereunder shall be effected in the manner provided for in Sections 105 and 106 of the Indenture and if to any Authorized Representative, as set forth in the applicable Other Pari Passu Secured Party Consent; provided that any such notice, request or demand to or upon any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 1.
          7.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
          7.4. Waivers. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise out of the gross negligence of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.
          7.5. Enforcement Expenses; Indemnification.
          (a) Each Grantor agrees to pay, indemnify or reimburse each Secured Party and the Collateral Agent for, all its reasonable, out-of-pocket costs and expenses incurred in collecting against such Grantor enforcing or preserving any rights under this Agreement, the other

Note Documents, the Other Pari Passu Lien Agreements to which such Grantor is a party, including, without limitation, the reasonable, out-of-pocket fees and disbursements of counsel to each Secured Party and of counsel to the Collateral Agent subject to Section 1411 of the Indenture.
          (b) Each Grantor agrees to pay, indemnify and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes (if any) which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
          (c) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Issuers would be required to do so pursuant to Section 1411 of the Indenture.
          (d) The agreements in this Section shall survive (i) any resignation or removal of the Collateral Agent hereunder or (ii) repayment of the Obligations and all other amounts payable under the Indenture, Notes, the other Note Documents and the Other Pari Passu Lien Agreements.
          7.6. FCC Compliance. Notwithstanding anything to the contrary contained herein:
     (a) The Collateral includes all rights of each Grantor under or relating to FCC License Rights and the proceeds thereof, provided that such security interest does not include at any time any FCC License Rights to the extent (but only to the extent) that at such time the Collateral Agent may not validly possess a security interest therein pursuant to the Communications Act of 1934, as amended, the regulations promulgated thereunder or any other applicable law, regulation, or policy, as in effect at such time, but such security interest does include, to the maximum extent permitted by law, all rights incident or appurtenant to the FCC License Rights and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of the FCC License Rights;
     (b) At any time after the occurrence and during the continuance of an Event of Default, to the extent permitted by the FCC, each Grantor shall take all lawful action that the Collateral Agent may reasonably request in the exercise of its rights and remedies hereunder, which include the right to require the Grantor to transfer or assign the Pledged Stock, FCC Licenses and Spectrum Leases held by it or any of its Subsidiaries to any party or parties to facilitate an arm’s-length public or private sale for the benefit of the Collateral Agent. In furtherance of this right, the Grantor shall (i) cooperate fully with the Collateral Agent in obtaining all approvals and consents from the FCC and each other Governmental Authority and from any third parties that the Collateral Agent may deem necessary or advisable to accomplish any such transfer or assignment of the Pledged Stock or such FCC Licenses and Spectrum Leases, and (ii) prepare, execute and file with the FCC and any other Governmental Authority any application, request for consent, certificate or instrument that the Collateral Agent may deem necessary or advisable to accomplish any such transfer or assignment of the Pledged Stock and such FCC Licenses and Spectrum Leases. If the Grantor fails to execute such applications, requests for consent, certificates or instruments, the clerk of any court that has jurisdiction over the Note Documents and/or Other Pari Passu Lien Agreements may, upon an ex parte request by the Collateral Agent, execute and file the same on behalf of the Grantor for purposes of placing such request before the FCC, to the extent permitted by the FCC;
     (c) No action shall be taken with respect to the Collateral unless and until all applicable requirements (if any) of the FCC under the Communications Act of 1934, as amended, and the respective rules and regulations thereunder have been satisfied with respect to such action and there have been obtained such consents, approvals and authorizations (if any) as may be required to be obtained from the FCC;
     (d) Following an Event of Default all ownership interest in the FCC License Rights and other Collateral will remain with the relevant Grantor unless and until the prior consent (if required) of the FCC pursuant to 47 U.S.C. § 310(d) shall have been obtained;
     (e) The creation of any Lien, and the exercise of any remedy, with respect to any FCC License Rights shall be consistent with the rules and regulations administered by the FCC;
     (f) Each Secured Party, by acceptance of the benefits hereof, acknowledges that: (i) the Liens hereunder and ability to foreclose thereon will be limited by the need to comply with applicable law; (ii) it is not entitled to exercise any rights with respect to the Collateral if such action would constitute or result in any assignment of an FCC License Right or any change of control (whether as a matter of law or fact) of the holder of any FCC License Right unless the prior approval (if required) of the FCC is first obtained; (iii) no Grantor can assure the Collateral Agent and the Secured Parties that any such required FCC approval can be obtained on a timely basis or at all; (iv) the requirement to obtain prior FCC approval may limit the number of potential bidders for certain Collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral; and (v) therefore, the practical value of realizing on the Collateral may, without the appropriate FCC consents, be limited; and
     (g) Each Grantor acknowledges that the approval of the FCC, each other appropriate Governmental Authority and each lessor, licensor or other party to any Spectrum Lease to the assignment of the FCC Licenses or the transfer of control of the Grantor whose stock is pledged hereunder is integral to the Collateral Agent’s realization of the value of the Collateral, including the FCC Licenses and the Spectrum Leases, that there is no adequate remedy at law for failure by the Grantor to comply with the provisions of this Section 7.6 and that such failure could not be adequately compensable in damages. Therefore, the Grantor agrees that the provisions of this Section 7.6 may be specifically enforced, without any requirement to post bond (such rights being fully waived by Grantor) and without regard to the adequacy of any remedies available at law (the defense of the adequacy of remedies at law being fully waived by Grantor) and that the Collateral Agent may seek to obtain approvals and consents with respect to any Spectrum Lease directly from the lessor, licensor or other party to any Spectrum Lease.
          7.7. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the Secured Parties and their successors and assigns. In the event that any Guarantor assigns, transfers or delegates any of its rights or obligations under this Agreement as permitted by the Indenture and each Other Pari Passu Lien Agreement, it shall provide prior written notice to the Collateral Agent.
          7.8. Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each Secured Party at any time and from time to time when an Event of Default shall have occurred and be continuing, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Collateral Agent or such Secured Party hereunder and claims of every nature and description of the Collateral Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Indenture, the Notes, any other Note Document, any Other Pari Passu Lien Agreement or otherwise, as the Collateral Agent or such Secured Party may elect, whether or not the Collateral Agent or any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent and each Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Collateral Agent or such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Collateral Agent or such Secured Party may have.
          7.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
          7.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          7.11. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
          7.12. Integration. This Agreement, the other Note Documents and the Other Pari Passu Lien Agreements represent the agreement of the Grantors, the Collateral Agent and the

Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Note Documents or in the Other Pari Passu Lien Agreements.
          7.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          7.14. Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Note Documents to which it is a party and any Other Pari Passu Lien Obligations, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and any other rights to jurisdiction to which it may be entitled as a result of its domicile or otherwise;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 7.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          7.15. Acknowledgements. Each Grantor hereby acknowledges that:
     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents or the Other Pari Passu Lien Agreements to which it is a party;
     (b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement,

any of the other Note Documents or the Other Pari Passu Lien Agreements and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby, by the other Note Documents or by the Other Pari Passu Lien Agreements or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
          7.16. Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 1024 of the Indenture and/or the equivalent provision of any Other Pari Passu Lien Agreement shall become a Grantor, for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.
          7.17. Releases.
          (a) This Agreement and the other Security Documents shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Final Date. This Agreement, the Liens granted hereunder and all other security interests granted hereby shall terminate in full on the Final Date.
          (b) Liens on the Collateral securing Note Obligations will be released as provided in the Indenture.
          (c) Liens on Collateral securing the Other Pari Passu Lien Obligations under any Other Pari Passu Lien Agreement will automatically and without the need for any further action by any Person be released in whole or in part, as provided in such Other Pari Passu Lien Agreement.
          (d) In connection with any termination or release pursuant to paragraphs (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release upon delivery of a certificate to the Collateral Agent that all conditions precedent to such release have been satisfied. Any execution and delivery of documents pursuant to this Section 7.17 shall be without recourse to or warranty by the Collateral Agent.
          7.18. WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH AGENT AND EACH LENDER, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          7.19. Other Pari Passu Lien Obligations. On or after the date hereof and so long as expressly permitted by the Indenture and any Other Pari Passu Lien Agreement then outstanding, the Company may from time to time designate Indebtedness at the time of incurrence to be secured on a pari passu basis with the Note Obligations as Other Pari Passu Lien Obligations hereunder by delivering to the Collateral Agent and each Authorized Representative (a) a certificate signed by an Authorized Officer of the Company (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Other Pari Passu Lien Obligations for purposes hereof, (iii) representing that such designation of such obligations as Other Pari Passu Lien Obligations complies with the terms of the Indenture and any Other Pari Passu Lien Agreement then outstanding; (iv) specifying the name and address of the Authorized Representative for such obligations and (v) attaching an executed copy of the Other Pari Passu Lien Agreement and (b) a fully executed Other Pari Passu Lien Secured Party Consent. Each Authorized Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent shall act as agent under and subject to the terms of the Note Documents for the benefit of all Secured Parties, including without limitation, any Secured Parties that hold any such Other Pari Passu Lien Obligations, and each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as agent for the holders of such Other Pari Passu Lien Obligations as set forth in each Other Pari Passu Lien Secured Party Consent.

          IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first above written.

CLEARWIRE COMMUNICATIONS LLC,
By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	SVP, Finance and Treasurer

CLEARWIRE FINANCE, INC.
By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	SVP, Finance and Treasurer

GUARANTORS:
CLEARWIRE LEGACY LLC and CLEARWIRE XOHM LLC
By:	Clearwire Communications, LLC, as manager

By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	SVP, Finance and Treasurer

CLEAR WIRELESS, LLC and CLEARWIRE SPECTRUM HOLDINGS III LLC
By:	Clearwire Communications, LLC, as member

By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	SVP, Finance and Treasurer

CLEAR GLOBAL SERVICES LLC, and CLEARWIRE PAC LLC
By:	Clearwire Wireless LLC, as member

By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	SVP, Finance and Treasurer

CLEARWIRE US LLC, BILLING LEGACY LLC, CLEARWIRE TELECOMMUNICATIONS, LLC, CLEARMEDIA, LLC, FIXED WIRELESS HOLDINGS, LLC, CLEARWIRE SPECTRUM HOLDINGS II LLC and CLEARWIRE SPECTRUM HOLDINGS LLC
By:	Clearwire Legacy LLC, as member

By:	/s/ Erik Prusch
	Name:	Erik Prusch
	Title:	Chief Financial Officer

WINBEAM LLC
By:	Clearwire US LLC, as member

By:	/s/ Erik Prusch
	Name:	Erik Prusch
	Title:	Chief Financial Officer

BWC SPECTRUM, LLC and SFT SPECTRUM, LLC
By:	Clearwire Spectrum Holdings II LLC, as manager

By:	/s/ Erik Prusch
	Name:	Erik Prusch
	Title:	Chief Financial Officer

CLEAR WIRELESS BROADBAND LLC,
AMERICAN TELECASTING OF MINNESOTA,
LLC, AMERICAN TELECASTING OF
NEBRASKA, LLC, AMERICAN TELECASTING
DEVELOPMENT, LLC, AMERICAN
TELECASTING OF ANCHORAGE, LLC,
AMERICAN TELECASTING OF BEND, LLC,
AMERICAN TELECASTING OF BISMARCK,
LLC, AMERICAN TELECASTING OF
CINCINATTI, LLC, AMERICAN TELECASTING
OF COLORADO SPRINGS, LLC, FRESNO
MMDS ASSOCIATES, LLC, FMA LICENSEE
SUBSIDIARY, LLC, AMERICAN
TELECASTING OF COLUMBUS, LLC,
AMERICAN TELECASTING OF DENVER, LLC,
AMERICAN TELECASTING OF FORT MYERS,
LLC, AMERICAN TELECASTING OF FT.
COLLINS, LLC, AMERICAN TELECASTING OF
GREEN BAY, LLC, AMERICAN TELECASTING
OF JACKSON, LLC, AMERICAN
TELECASTING OF LANSING, LLC,
AMERICAN TELECASTING OF LINCOLN,
LLC, AMERICAN TELECASTING OF LITTLE
ROCK, LLC, AMERICAN TELECASTING OF
LOUISVILLE, LLC, AMERICAN
TELECASTING OF MEDFORD, LLC,
AMERICAN TELECASTING OF MICHIANA,
LLC, AMERICAN TELECASTING OF
MONTEREY, LLC, AMERICAN TELECASTING
OF OKLAHOMA, LLC, AMERICAN
TELECASTING OF PORTLAND, LLC,
AMERICAN TELECASTING OF REDDING,
LLC, AMERICAN TELECASTING OF
SALEM/EUGENE, LLC, AMERICAN
TELECASTING OF SANTA BARBARA, LLC,
AMERICAN TELECASTING OF SEATTLE,
LLC, AMERICAN TELECASTING OF
SHERIDAN, LLC, AMERICAN TELECASTING
OF TOLEDO, LLC, AMERICAN TELECASTING
OF YOUNGSTOWN, LLC, AMERICAN
TELECASTING OF YUBA CITY, LLC, ATI OF
SANTA ROSA, LLC, ATI SUB, LLC, NSAC,
LLC, ALDA GOLD II, LLC, ALDA TUCSON,
LLC, ALDA WIRELESS HOLDINGS, LLC,
PCTV GOLD II, LLC, PCTV OF MILWAUKEE,
LLC, PCTV OF SALT LAKE CITY, LLC, PCTV

SUB, LLC, PEOPLE’S CHOICE TV OF
ALBUQUERQUE, LLC, PEOPLE’S CHOICE TV
OF HOUSTON, LLC, PEOPLE’S CHOICE TV OF
ST. LOUIS, LLC, PEOPLE’S CHOICE TV OF
TUCSON, LLC, PREFERRED
ENTERTAINMENT, LLC, SPEEDCHOICE OF
DETROIT, LLC, SPEEDCHOICE OF PHOENIX,
LLC, WIRELESS CABLE OF INDIANAPOLIS,
LLC, ATL MDS, LLC, BAY AREA
CABLEVISION, LLC, BROADCAST CABLE,
LLC, CHEROKEE WIRELESS OF KNOXVILLE,
LLC, G&S TV LLC, LA MDS, LLC, NY MDS,
LLC, SCC X, LLC, SF MDS, LLC, SPRINT (BAY
AREA), LLC, TDI ACQUISITION SUB, LLC,
TRANSWORLD TELECOM II, LLC, TTI
ACQUISITION, LLC, TWTV SPOKANE, LLC,
VIA/NET, LLC, WAVEPATH SUB, LLC, WBC
NY, LLC, WBS CALIFORNIA, LLC, WBS
IDAHO, LLC, WBS MONTANA, LLC, WBS OF
AMERICA, LLC, WBS OF FT. PIERCE, LLC,
WBS OF MELBOURNE, LLC, WBS OREGON,
LLC, WBS OF SACRAMENTO, LLC, WBS
WASHINGTON, LLC, WBS OF WEST PALM,
LLC, WBSB LICENSING, LLC, WBSCB
LICENSING, LLC, WBSE LICENSING, LLC,
WBSFP LICENSING, LLC, WBSH LICENSING,
LLC, WBSK LICENSING, LLC, WBSM
LICENSING, LLC, WBSR LICENSING, LLC,
WBSS LICENSING, LLC, WBSWP LICENSING,
LLC, WBSY LICENSING, LLC, WCOF, LLC,
WHI SD, LLC, WHI SUB, LLC, WIRELESS
BROADBAND SERVICES OF AMERICA, LLC,
WIRELESS BROADCASTING SYSTEMS OF
KNOXVILLE, LLC and KENNEWICK
LICENSING, LLC

By:	Clearwire XOHM LLC, as manager

By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	SVP, Finance and Treasurer

PUERTO RICO BROADBAND LLC
By:	Clear Partner Holdings LLC, as manager

By:	/s/ John Bunce
	Name:	John Bunce
	Title:	President

DETROIT BROADBAND LLC
By:	Clear Partner Holdings LLC, as manager

By:	/s/ John Bunce
	Name:	John Bunce
	Title:	President

CLEAR PARTNER HOLDINGS LLC
By:	Clear Wireless LLC, as member

By:	/s/ Hope F. Cochran
	Name:	Hope F. Cochran
	Title:	SVP, Finance and Treasurer

WILMINGTON TRUST FSB as Collateral Agent
By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

Schedule 1
NOTICE ADDRESSES OF GRANTORS
For all Grantors:
Grantor
c/o Clearwire Communications LLC
4400 Carillon Point
Kirkland, WA 98033
Attention: Hope Cochran
Facsimile: (425) 216-7776
With a copy to:
Grantor
c/o Clearwire Communications LLC
4400 Carillon Point
Kirkland, WA 98033
Attention: Legal Department
Facsimile: (425) 216-7776]
Kirkland & Ellis, LLP
601 Lexington Avenue
New York, NY 10022
Attn: Joshua N. Korff
Facsimile: 212-446-6460

Schedule 2
DESCRIPTION OF PLEDGED STOCK

Stock
Pledged Stock Issuer	Class of Stock	Certificate No.	No. of Shares

Schedule 3
FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS
Uniform Commercial Code Filings

Grantor	Filing Office

Copyright, Patent and Trademark Filings

Grantor	Filing Office

Schedule 4
JURISDICTION OF ORGANIZATION, IDENTIFICATION NUMBER
AND LOCATION OF CHIEF EXECUTIVE OFFICE

Location of
	Jurisdiction of	Identification	Chief Executive
Grantor	Organization	Number	Office

Schedule 5
COPYRIGHTS
None.

PATENTS
All owned by the Company except as noted in the “Status” column.

Country	App.#	Patent No.	Title	Status

TRADEMARKS
All owned by Company and Finance Co.

		APPLICATION	FILING DATE OR
		NUMBER OR	EFFECTIVE
		REGISTRATION	DATE OF
TRADEMARK	COUNTRY	NUMBER	REGISTRATION	STATUS

Annex I to
Collateral Agreement
          ASSUMPTION AGREEMENT, dated as of                , 200_, made by                    (the “Additional Grantor”), in favor of Wilmington Trust FSB, as Collateral Agent (in such capacity, the “Collateral Agent”) on behalf of itself and the other Secured Parties. All capitalized terms not defined herein shall have the meaning ascribed to them in such Collateral Agreement.
W I T N E S S E T H :
          WHEREAS, Clearwire Communications LLC (the “Company”) and Clearwire Finance, Inc. (“Finance Co” and, together with the Company the “Issuers”) and Wilmington Trust FSB (the “Trustee”) have entered into an Indenture, dated as of November 24, 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”);
          WHEREAS, in connection with the Indenture, the Company and certain of its Affiliates (other than the Additional Grantor) have entered into the Collateral Agreement, dated as of November 24, 2009 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”) in favor of Wilmington Trust FSB, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties;
          WHEREAS, the Indenture and/or other Pari Passu Lien Agreement requires the Additional Grantor to become a party to the Collateral Agreement; and
          WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.16 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby (i) expressly assumes all obligations and liabilities of a Grantor thereunder and (ii) grants to the Collateral Agent for the benefit of the Secured Parties a security interest in all of its Collateral as security for the Obligations. The information set forth in Annex A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Collateral Agreement is true and correct in all material respects (unless such representations and warranties already have a materiality qualifier) on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
          2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

Annex A to
Assumption Agreement
Supplement to Schedule 1
NOTICE ADDRESSES OF GRANTORS
[Clearwire — Collateral Agreement]

Supplement to Schedule 2
DESCRIPTION OF PLEDGED STOCK

Supplement to Schedule 3
FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Supplement to Schedule 4
JURISDICTION OF ORGANIZATION, IDENTIFICATION NUMBER
AND LOCATION OF CHIEF EXECUTIVE OFFICE

Supplement to Schedule 5
COPYRIGHTS
PATENTS
TRADEMARKS

Annex II to
Collateral Agreement
[Form of]
OTHER PARI PASSU LIEN SECURED PARTY CONSENT
[Name of Other Pari Passu Lien Secured Party]
[Address of Other Pari Passu Lien Secured Party]
[Date]
          The undersigned is the Authorized Representative for Persons wishing to become Secured Parties (the “New Secured Parties”) under the Collateral Agreement dated as of November 24, 2009 (the “Collateral Agreement” (terms used without definition herein have the meanings assigned to such term by the Collateral Agreement)) among CLEARWIRE COMMUNICATIONS LLC (the “Company”), CLEARWIRE FINANCE, INC. (“Finance Co” and together with the Company, the “Issuers”), the Grantors party thereto and Wilmington Trust FSB, as Collateral Agent (the “Collateral Agent”).
          In consideration of the foregoing, the undersigned hereby:
     (i) represents that the Authorized Representative has been duly authorized by the New Secured Parties to become a party to the Collateral Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Secured Obligation”) and to act as the Authorized Representative for the New Secured Parties;
     (ii) acknowledges that the New Secured Parties have received a copy of the Collateral Agreement;
     (iii) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and on behalf of all other Secured Parties and to exercise such powers under the Collateral Agreement as are delegated to the Collateral Agent by the terms thereof, together with all such powers as are reasonably incidental thereto;

     (iv) agrees to serve as Authorized Representative for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms of the Collateral Agreement applicable to holders of Other Pari Passu Lien Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof and agrees that its address for receiving notices pursuant to the Collateral Agreement and the other Security Documents shall be as follows:
     [Address]
     The Collateral Agent, by acknowledging and agreeing to this Other Pari Passu Lien Secured Party Consent, accepts the appointment set forth in clause (iii) above.
          THIS OTHER PARI PASSU LIEN SECURED PARTY CONSENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the undersigned has caused this Other Pari Passu Lien Secured Party Consent to be duly executed by its authorized officer as of the ___ day of 20___.

[NAME OF AUTHORIZED REPRESENTATIVE]
By:
Name:
Title:

Acknowledged and Agreed WILMINGTON TRUST, FSB, as Collateral Agent
By:
Name:
Title:

CLEARWIRE COMMUNICATIONS LLC
By:
Name:
Title:

CLEARWIRE FINANCE, INC.
By:
Name:
Title:

[Any other Grantor obligated under Other Pari Passu Obligations]
By:
Name:
Title: